Exhibit 10.52
Lease Agreement

This Lease Agreement (hereinafter referred to as "the Lease") is entered into on Sep 30, 2003, in the city of Shanghai, by and between SHANGHAI KAI HONG ELECTRONIC COMPANY, LIMITED (hereinafter referred to as "Party A") with its registered office at East of Chen Chun Road, XinQiao Town, Song Jing District, Shanghai, P.R.C. and SHANGHAI DING HONG ELECTRONIC EQUIPMENT LIMITED (hereinafter referred to as "Party B") with its registered office at No.999, Chen Chun Road, Xin Qiao Town, Song Jiang District, Shanghai, P.R.C.

Party A and Party B are collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS,

1. Party B represents that it is the lawful owner of the Factory Building consisting of Buildings, A and B and more particularly identified in Section 1.1, below (hereinafter referred to collectively as "the Buildings" and individually as Building “A” or Building “B”) with full legal power to enter into this Lease Agreement,

2. Party A agrees to lease from Party B the following premises within the Factory Building: (a) the second floor of the Building A (set forth in Exhibit One, hereinafter referred to as "Area 1") (b) a portion of the first floor of the Building B (set forth in Exhibit Two, hereinafter referred to as "Area 2") and (c) the facilities of the Buildings (set forth in Exhibit Three, hereinafter referred to as "Area 3" and "Area 4") all in accordance with the terms and conditions of this Lease. The Parties also agree on a future possible lease of the third floor of Building A (set forth in Exhibit Four, hereinafter referred to as "Area 5"), and the second floor of Building B (set forth in Exhibit Five, hereinafter referred to as "Area 6")

1. Definitions

Unless otherwise defined in this Lease, the terms used herein shall have the following meanings:

1.1 "Factory Building" shall mean the building located on lot_375___ of Song Jiang District, Shanghai. Building A has_3__ stories and Building B has_2___ stories.

1.2 "Area 1" shall mean the second floor of the Building A [Exhibit One--2nd Floor Layout for Factory Building (Building A)].

1.3 "Area 2" shall mean the shade area marked on Exhibit Two of the first floor of the Building B [Exhibit Two--1st Floor Layout for Factory Building (Building B)].

1.4 "Area 3" shall mean the area of the Transformer Substation which is part of the facility of the Buildings.[Exhibit Three--Layout for New Factory Transformer Substation and Multifunctional Reservoir]

1.5 "Area 4" shall mean the area of the Gas Mixture Station which is part of the facility of the Buildings. [Exhibit Three--Layout for New Factory Transformer Substation and Multifunctional Reservoir]

1.6 "Area 5" shall mean the third floor of the Building A. [Exhibit Four--3rd Floor Layout for Factory Building (Building A)].

1.7 "Area 6" shall mean the second floor of the Building B [Exhibit Five--2nd Floor Layout for Factory Building (Building B)].

1.8 "Effective Date" shall mean the date on which this Lease Agreement will take effect after the legal representatives or authorized representatives of the Parties affix their signatures and corporate seals on the Lease.

1.9 "Lease Term" shall mean the period of time on which Party A is entitled to use the Lease Areas and Party B is entitled to receive rent from Party A in accordance with the terms and conditions of the Lease Agreement.

2. Gross Area of the Lease Areas

2.1 The gross area of Area 1 is 1,948.60 square meters.

2.2 The gross area of Area 2 is 517.30 square meters.

2.3 The gross area of 3 is 344.60 square meters.

2.4 The gross area of 4 is 1,953.50 square meters.

2.5 The gross area of 5 is 2,067.30_ square meters.

2.6 The gross area of 6 is 1,020.40 square meters.

3. Lease Term

3.1 The Parties agree that for "Area 1" and "Area 2" the Lease Term is _5___ year(s) commencing March 1, 2003.

3.2 The Parties agree that for "Area 3" and "Area 4" the Lease Term is _5_ year(s) 7 months, commencing August 1, 2002 .

3.3 The Lease Term for Area 1, Area 2, Area 3, and Area 4 shall be automatically renewed for successive __5__ year terms unless Party A gives termination notice not less than thirty (30) days before the expiration of any Lease Term. So long as Party A is engaged in business, Party A has the priority to lease any Lease Areas. Party B shall not terminate this Lease Agreement without reasonable cause and Party A's consent in writing.

In the period of renewal, the items relating to the rental set forth in Article 4 of the Lease shall be adjusted on the basis of the market prices at that time and after consultation between the Parties.

3.4 If during any term of this Lease, Party B receives from a third party a bona fide, legally binding offer to rent Area 5 and Area 6, it shall notify Party A of this fact. The notice shall specify all terms in the bona fide third party offer. Party A shall then have the right for a period of thirty (30) days after such notice to lease from Party B that portion of Area 5 and Area 6 referred to in the bona fide offer. Party B shall not lease Area 5 and Area 6 to any third party until the thirty (30) days has expired without Party A exercising its right of first refusal.

For other terms on the lease of Area 5 and Area 6, a supplementary lease agreement shall be entered into by the Parties through negotiation. Such amendments shall become a part of this Lease Agreement and shall have the same effectiveness as the Lease Agreement.

4. Rent

4.1 The Parties agree that the monthly rent for Area 1 shall be RMB _24.84 _ per square meter for a total of RMB_48,403.22 per month.

4.2 The Parties agree that the monthly rent for Area 2 shall be RMB_24.84_ per square meter for a total of RMB 12,849.73_per month.

4.3 The Parties agree that the monthly rent for Area 3 shall be RMB24.84 per square meter for a total of RMB_8,559.86 per month.

4.4 The Parties agree that the monthly rent for Area 4 shall be RMB_4.14 per square meter for a total of RMB_8,087.49_per month.

4.5 The Parties agree that the monthly rent for Area 5 shall be RMB_23.1818_ per square meter for a total of RMB_47,920.01_per month.

4.6 The Parties agree that the monthly rent for Area 6 shall be RMB_23.18_ per square meter for a total of RMB_23,652.87_per month.

5. Method of Payment

Party A shall pay the Rental in RMB Yuan to the RMB account as designated by Party B before the first day of every month.

6. Deposit

For the lease of Area 1, 2, 3 and 4, Party A shall pay Party B a deposit amounting to RMB_77,903.31__ within 10 days of the effective date of the Lease.

7. Termination of the Lease

If either Party terminates the Lease prior to the expiration of the Lease Term without the consent from the other Party, the former thereby shall pay damages to the latter to compensate for its actual loss. The amount of damages shall include, but not be limited to the reasonable profits, out-of- pocket costs, legal fees, accounting fees and removal or relocation fees.

8. Insurance and Repair Costs

8.1 During theLease Term, Party B shall purchase and maintain insurance coverage to cover any and all casualty damage to the Rent Areas, and shall be responsible for repairs of al structural damages to the building that are not the result of improper use by Party A. Party A shall be responsible for all repair costs arising from improper usage by Party A. If Party B cannot obtain building insurance, the Party A will be requested to obtain insurance, and Party B will reimburse Party A for all costs of such insurance coverage.

8.2 Party B shall be entitled to inspect the Rent Areas at reasonable intervals and upon reasonable notice. Party A shall provide assistance to allow such inspections.

9. Liability for Breach of the Lease

9.1 If Party A violates Article 5 of the Lease for failing to pay the Rental, then Party A shall pay a penalty at the rate of 0.21% of the Rental for each day of delay.

9.2 If Party B breaches any of the warranties set forth in Article 11, Party B shall compensate Party A for all of its losses and damages including consequential damages.

9.3 Party A shall not:

(1)   Sub-lease the Rented Areas or exchange the use of the Rented Areas with any third party without Party B's prior, written consent.
(2)   Alter the structure of the Rented Areas or damage the Rented Areas without Party B's prior, written consent.
(3)           Change the lease purpose stipulated by the competent authorities without Party B's consent.

10. Warranties

10.1 Party B hereby warrants that if the Rent Areas are sold to any third party during the Rent Term or any period of renewal, such third party shall be required to fulfill all obligations of Party B under this Lease Agreement. In the event third party fails to fulfill such obligations, Party B shall compensate Party A for all of its losses and damages including consequential damages.

10.2 In case Party B mortgages the Rent Areas to the third party, any loss and damages, including consequential damages, suffered by Party A shall be paid by Party B.

11. Force Majeure

11.1 Definition of Force Majeure

Force Majeure shall mean any event, which arises after the Effective Date that is beyond the control of the Parties, and is unforeseen, unavoidable and insurmountable, and which prevents total or partial performance by either Party. Such events shall include earthquakes, typhoons, flood, fire, war, acts of government or public agencies, strikes and ay other event which cannot be foreseen, prevented and controlled, including events which are recognized as Force Majeure in general international commercial practice.

11.2 Consequences of Force Majeure

a. If an event of Force Majeure occurs, the contractual obligation of a Party affected by such an event shall be suspended during the period of delay and the time for performing such obligation shall be extended, without penalty, for a period equal to such suspension.

b. The party claiming Force Majeure shall give prompt notice to the other Party in writing and shall furnish, within fifteen (15) days thereafter, sufficient proof of the occurrence and expected duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable efforts to mitigate or eliminate the effects of the Force Majeure.

c. If an event of Force Majeure occurs, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.

12. Effective Date

The Lease shall become effective when the legal representatives or authorized representatives of both Parties affix their signatures and company seals to this Lease Agreement.

13. Language of the Lease

The Lease is made and executed in Chinese and English, both versions having equal validity.

14. Dispute Resolution

14.1 Friendly consultations

a. In the event of any dispute, difference, controversy or claim arising out of or related to this Lease Agreement, including the breach, termination or validity of the Lease (a "Dispute"), then upon one Party giving the other Party notice in writing of the Dispute ("Notice of Dispute"), the Parties shall attempt to resolve such Dispute through friendly consultation.

b. If the Dispute has not been resolved through friendly consultations with thirty (30) days from the Notice of Dispute, the Dispute shall be resolved by arbitration in accordance with Article 14.2 of this Lease Agreement. Such arbitration may be initiated by either party.

14.2 Arbitration

The arbitration shall be conducted by Shanghai Arbitration Commission in Shanghai in accordance with its procedure and rules. The arbitration award shall be final and binding on the Parties. The costs of arbitration shall be borne by the losing Party except as may be otherwise determined by the arbitration tribunal.

14.3 Continuance of performance

Except for the matters in Dispute, the Parties shall continue to perform their respective obligations under the Lease during any friendly consultations or any arbitration pursuant to this Article 14.

14.4 Separability

The provisions of this Article 14 shall be separable from the other terms of the Lease. Neither the terminated nor the invalidity of the Lease shall affect the validity of the provisions of this Article 14.

15. Applicable law

The validity, interpretation and implementation of the Lease Agreement and the resolution of Disputes herein shall be governed by relevant PRC laws and regulations, which are officially promulgated and publicly available.

16. Miscellaneous

16.1 Any amendment to this Lease shall be in writing and duly signed by both Parties. Such Amendment shall constitute the part of the entire Lease.

16.2 Both Parties acknowledge that they are aware of their respective rights, obligations, and liabilities, and will perform their obligations under the Lease Agreement in accordance with the provisions of the Lease Agreement. If one Party breaches the Lease Agreement, the other Party is entitled to claim damages in accordance with the Lease Agreement.

16.3 Any notice or written communication requited or permitted by this Lease shall be made in writing in Chinese and English and sent by courier service. The date of receipt of a notice or communication shall be deemed to be seven (7) days after the letter is deposited with the courier service provided the deposit is evidenced by a confirmation receipt. All notice and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.

To: Party A	To: Party B
Shanghai Kai Hong Electronic Company Limited	Shanghai Ding Hong Electronic Equipment Limited
Address: Chen Chun Road, XinQiao Town, Song Jing District, Shanghai, P.R.C	Address: No.999, Chen Chun Road, Xin Qiao Town, Song Jiang District, Shanghai, P.R.C.
Attn.: -	Attn.: -

Party A:	Party B:
Representative:	Representative:
/s/: Joseph Liu	/s/: Xing Jian Ya
Date: September 30, 2003	Date: September 30, 2003